Exhibit 99.1

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

David Vander Zanden President & CEO (920) 882-5602	Mary Kabacinski Executive VP & CFO (920) 882-5852

FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 11, 2003

SCHOOL SPECIALTY REPORTS RECORD SECOND QUARTER RESULTS

Greenville, WI, November 11, 2003— School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational resources to schools and teachers for pre-kindergarten through twelfth grade, today reported record fiscal 2004 second quarter financial results. Revenues were $335.1 million, a 5.6 percent increase over fiscal 2003’s second quarter and diluted EPS was $1.31, up from $1.30 last year. For the first six months of fiscal 2004 revenues were up 3.9 percent to $639.5 million and diluted EPS was up 5.5 percent, to a record $2.51 per diluted share.

“Overall we are satisfied with our revenue performance in the first six months,” said David Vander Zanden, President and Chief Executive Officer. “However, shipping delays in the first quarter, combined with delayed placement of late season orders in the second quarter, resulted in higher than expected labor and transportation charges in the second quarter. We concluded our season with modest growth despite a difficult funding environment for our customers.”

Second Quarter Financial Performance

Revenues for the second quarter of fiscal 2004 rose 5.6 percent to $335.1 million from $317.4 million in the second quarter last year. The growth in revenues is primarily attributable to organic growth in the specialty segment and revenues from acquired businesses. Gross margin was 40.5 percent for the quarter as compared to 40.9 percent last year. Gross margin for the quarter was influenced by a competitive pricing environment, particularly in the bid and furniture business, partially offset by an increase in product mix to higher margin proprietary products.

Operating income for the quarter was $54.0 million as compared to $53.7 million last year. Selling, general and administrative expenses (SG&A), as a percent of revenues, increased 40 basis points from 24.0 percent to 24.4 percent. The increase in SG&A as a percent of revenues was primarily due to increased transportation and warehouse costs, resulting primarily from a slightly delayed customer order flow for certain geographic areas and the need to align capacity accordingly. Earnings before interest and other, taxes, depreciation and amortization (EBITDA) grew to $58.6 million from $57.7 million in the year ago quarter.

Six Months Results—Record Financial Performance

Diluted EPS for the first six months of fiscal 2004 was a record $2.51 per share up 5.5 percent from $2.38 per share last year. Revenues increased 3.9 percent from $615.4 million to $639.5 million, driven primarily by acquired businesses and growth in the specialty segment. Gross margin was consistent with prior year at 41.3 percent, driven by an increased mix of proprietary products, offset by a modest decline in traditional segment gross margin, due primarily to the competitive pricing environment. SG&A as a percent of revenues declined 20 basis points from 25.3 percent to 25.1 percent, driven primarily by reduced selling expense, partially offset by expenses related to late-season shipments and a higher mix of proprietary products with related marketing costs.

School Specialty, Inc.

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For the six months ended October 25, 2003, operating income increased 4.5 percent to $103.1 million from $98.6 million. EBITDA was a record $112.0 million, a 5.3 percent increase over last year’s EBITDA of $106.3 million.

Outlook

“We are confirming our earlier fiscal 2004 guidance of revenues of $910—$930 million, and diluted EPS of $2.18—$2.28,” said Dave Vander Zanden. “As we look forward to fiscal 2005, we believe K-12 funding will improve over fiscal 2004. We are, therefore, planning a 2 to 4 percent internal revenue growth rate bringing our targeted revenues, excluding acquisitions, to $930—$950 million for fiscal 2005. As the market improves, we expect less gross margin pressure, increased benefits from our infrastructure optimization efforts, and a correction of this season’s excess shipping costs. Consequently, we are targeting growth in diluted EPS to $2.35 to $2.55 per share, an 8 to 12 percent increase over our fiscal 2004 guidance.”

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2004 second quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc., is the largest direct marketer of supplemental educational resources to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees, including over 500 salespeople. School Specialty has a unique approach to the market. The School Specialty Educator’s Marketplace brand focuses on serving administrators and procurement specialists through a national sales force. The company’s nine specialty brands—ClassroomDirect, Childcraft, abc School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher’s Video, Premier Agendas and Sportime—serve teachers and curriculum specialists with proprietary product offerings. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.4 of School Specialty’s Annual Report on Form 10-K for fiscal year 2003 and other documents filed with the Securities and Exchange Commission.

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School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	October 25, 2003	October 26, 2002	October 25, 2003	October 26, 2002
Revenues	$335,066	$317,399	$639,496	$615,426
Cost of revenues	199,201	187,490	375,702	361,026

Gross profit	135,865	129,909	263,794	254,400
Selling, general and administrative expenses	81,867	76,202	160,738	155,755

Operating income	53,998	53,707	103,056	98,645
Interest expense and other	5,051	5,284	9,650	10,263

Income before provision for income taxes	48,947	48,423	93,406	88,382
Provision for income taxes	19,066	19,393	36,383	35,396

Net income	$29,881	$29,030	$57,023	$52,986

Weighted average shares outstanding:
Basic	18,796	18,283	18,703	18,220
Diluted	24,021	23,437	23,885	23,437

Per share amounts:
Basic	$1.59	$1.59	$3.05	$2.91
Diluted	$1.31	$1.30	$2.51	$2.38

Earnings before interest and other, taxes, depreciation and amortization (EBITDA) reconciliation:
Net income	$29,881	$29,030	$57,023	$52,986
Provision for income taxes	19,066	19,393	36,383	35,396
Interest expense and other	5,051	5,284	9,650	10,263
Depreciation and amortization expense	4,567	4,040	8,903	7,667

EBITDA	$58,565	$57,747	$111,959	$106,312

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	October 25, 2003	April 26, 2003	October 26, 2002
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$16,699	$2,389	$7,837
Accounts receivable	153,829	48,533	152,647
Inventories	80,282	109,419	74,674
Prepaid expenses and other current assets	20,965	27,436	21,302
Deferred taxes	4,324	4,324	7,341

Total current assets	276,099	192,101	263,801
Property and equipment, net	60,638	63,969	64,424
Goodwill and other intangible assets, net	485,387	474,312	463,667
Other	9,064	5,953	6,789

Total assets	$831,188	$736,335	$798,681

Liabilities and Shareholders’ Equity
Current maturities—long-term debt	$557	$512	$157,391
Accounts payable	50,915	57,355	50,922
Other current liabilities	59,879	35,625	67,925

Total current liabilities	111,351	93,492	276,238
Long-term debt	299,912	292,844	167,500
Deferred taxes	28,546	28,546	23,139

Total liabilities	439,809	414,882	466,877
Shareholders’ equity	391,379	321,453	331,804

Total liabilities & shareholders’ equity	$831,188	$736,335	$798,681

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Six Months Ended
	October 25, 2003	October 26, 2002
Cash flows from operating activities:
Net income	$57,023	$52,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,903	7,667
Amortization of debt fees and other	1,401	1,124
Restructuring related payments	(167)	(189)
(Gain) loss on disposal or impairment of property and equipment	(4)	949
Net borrowings under accounts receivable securitization facility	4,000	—
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(108,525)	(105,647)
Inventories	31,165	36,499
Prepaid expenses and other current assets	5,066	9,387
Accounts payable	(8,093)	(3,234)
Accrued liabilities	24,921	20,026

Net cash provided by operating activities	15,690	19,568

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(9,558)	(46,259)
Additions to property and equipment	(3,081)	(5,200)
Proceeds from disposal of property and equipment	1,123	107

Net cash used in investing activities	(11,516)	(51,352)

Cash flows from financing activities:
Proceeds from bank borrowings	259,400	167,400
Repayment of debt and capital leases	(385,348)	(140,005)
Proceeds from convertible debt offering	133,000	—
Payment of debt fees and other	(3,979)	(115)
Proceeds from exercise of stock options	7,063	6,218

Net cash provided by financing activities	10,136	33,498

Net increase in cash and cash equivalents	14,310	1,714
Cash and cash equivalents, beginning of period	2,389	6,123

Cash and cash equivalents, end of period	$16,699	$7,837

Free cash flow reconciliation:
Net cash provided by operating activities	$15,690	$19,568
Additions to property and equipment	(3,081)	(5,200)
Proceeds from disposal of property and equipment	1,123	107
Net borrowings under accounts receivable securitization facility	(4,000)	—

Free cash flow	$9,732	$14,475

School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

2nd Quarter, Fiscal 2004

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	2Q04-QTD	2Q03-QTD	Change $	Change %	2Q04-QTD	2Q03-QTD
Revenues
Traditional	$179,129	$174,498	$4,631	2.7%	53.5%	55.0%
Specialty	155,937	142,901	13,036	9.1%	46.5%	45.0%

Total Revenues	$335,066	$317,399	$17,667	5.6%	100.0%	100.0%

					% of Gross Profit
	2Q04-QTD	2Q03-QTD	Change $	Change %	2Q04-QTD	2Q03-QTD
Gross Profit
Traditional	$58,922	$58,402	$520	0.9%	43.4%	45.0%
Specialty	76,943	71,507	5,436	7.6%	56.6%	55.0%

Total Gross Profit	$135,865	$129,909	$5,956	4.6%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	2Q04-QTD	2Q03-QTD
Gross Margin
Traditional	32.9%	33.5%
Specialty	49.3%	50.0%

Total Gross Margin	40.5%	40.9%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	2Q04-YTD	2Q03-YTD	Change $	Change %	2Q04-YTD	2Q03-YTD
Revenues
Traditional	$338,066	$336,705	$1,361	0.4%	52.9%	54.7%
Specialty	301,430	278,721	22,709	8.1%	47.1%	45.3%

Total Revenues	$639,496	$615,426	$24,070	3.9%	100.0%	100.0%

					% of Gross Profit
	2Q04-YTD	2Q03-YTD	Change $	Change %	2Q04-YTD	2Q03-YTD
Gross Profit
Traditional	$111,684	$114,714	$(3,030)	-2.6%	42.3%	45.1%
Specialty	152,110	139,686	12,424	8.9%	57.7%	54.9%

Total Gross Profit	$263,794	$254,400	$9,394	3.7%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	2Q04-YTD	2Q03-YTD
Gross Margin
Traditional	33.0%	34.1%
Specialty	50.5%	50.1%

Total Gross Margin	41.3%	41.3%